UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Mirati Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MIRATI THERAPEUTICS, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 16, 2018

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 16, 2018

To the Stockholders of Mirati Therapeutics, Inc.:
Notice is hereby given that the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Mirati Therapeutics, Inc., a Delaware corporation, will be held on Wednesday, May 16, 2018, beginning promptly at 9:00 a.m., Pacific Time. You are being asked to vote on the following matters:
1.To elect the seven nominees for director named in the accompanying proxy statement to serve for the ensuing year and until their successors are elected.
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.
3.To conduct any other business properly brought before the meeting.
Our Board of Directors recommends a vote "FOR" each of the proposals. The accompanying proxy statement contains additional information and should be carefully reviewed by stockholders.
The Annual Meeting will be a completely virtual meeting of stockholders. To participate, vote or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/MRTX2018. You will not be able to attend the Annual Meeting in person.
Our Board of Directors has fixed the close of business on March 20, 2018, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. We intend to mail these proxy materials on or about April 20, 2018 to all stockholders as of the record date.
Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your vote is counted at the Annual Meeting. Even if you have voted by proxy, you may still vote if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 16, 2018 at 9:00 a.m. Pacific Time via live webcast at www.virtualshareholdermeeting.com/MRTX2018.
The proxy statement and annual report to stockholders are available at http://www.materials.proxyvote.com/60468T

By Order of the Board of Directors,

Charles M. Baum, MD, PhD President and Chief Executive Officer
San Diego, California
April 20, 2018

2018 PROXY STATEMENT
INTRODUCTION
The Board of Directors of Mirati Therapeutics, Inc., a Delaware corporation ("Mirati," the "Company," "we," "us" or "our"), has made these proxy materials available to you on the Internet and has delivered these proxy materials to you in connection with the solicitation of proxies for use at the 2018 Annual Meeting of Stockholders ("Annual Meeting"). The Annual Meeting will be a virtual meeting, conducted via live webcast on the Internet at www.virtualshareholdermeeting.com/MRTX2018 on Wednesday, May 16, 2018, at 9:00 a.m. (Pacific Time), or at any adjournment or postponement thereof, for the purposes stated herein.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors (sometimes referred to as the "Board") of Mirati is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
We intend to mail these proxy materials on or about April 20, 2018 to all stockholders of record.
What is the format of the Annual Meeting?
We will be hosting the Annual Meeting live via Internet webcast. You will not be able to attend the meeting in person. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any stockholder may listen to the Annual Meeting and participate live via webcast at www.virtualshareholdermeeting.com/MRTX2018. The webcast will begin at 9:00 a.m. Pacific Time on May 16, 2018.

•	Stockholders may vote and submit questions during the Annual Meeting via live webcast.

•
To enter the meeting, please have your 16-digit control number which is available on your proxy card. If you do not have your 16-digit control number, you will be able to listen to the meeting only and you will not be able to vote or submit questions during the meeting.

•
Instructions on how to connect to and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MRTX2018.

How do you determine if a stockholder is eligible to vote?
Only stockholders of record as of the close of business on March 20, 2018, the record date, are entitled to notice of and to vote at the Annual Meeting. On the record date, 29,024,859 shares of our common stock were issued, outstanding and entitled to vote. Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the Annual Meeting. We will have a quorum to conduct the business of the Annual Meeting if the holders of at least 40% of the outstanding shares of our common stock entitled to vote are present themselves or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other nominee that are represented at the meeting, but that the broker, bank or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the meeting.
Can I attend the Annual Meeting?
We will be hosting the Annual Meeting via live webcast on the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/MRTX2018. The webcast will start at 9:00 a.m., Pacific Time, on May 16, 2018. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.

What do I need in order to be able to participate in the Annual Meeting online?
You will need the 16-digit control number included on your proxy card in order to be able to vote your shares or submit questions during the meeting. If you do not have your 16-digit control number, you will be able to listen to the meeting only—you will not be able to vote or submit questions during the meeting. Instructions on how to connect and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MRTX2018.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 20, 2018, the record date, will be entitled to vote at the Annual Meeting. On the record date, there were 29,024,859 shares of our common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 20, 2018, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 20, 2018, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote at the Annual Meeting:

•	Election of the seven nominees for director named in the proxy statement; and

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.
How do I vote?
For the election of directors, you may either vote "For" all nominees or you may "Withhold" your vote for any nominee you specify. For any other matter to be voted on, you may vote "For" or "Against" or you may abstain from voting. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting or vote by proxy using the enclosed proxy card. Alternatively, you may vote by proxy either by telephone or on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote even if you have already voted by proxy.

•
To vote by telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 15, 2018 to be counted.

•
To vote on the Internet, go to www.proxyvote.com and follow the instructions to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 15, 2018 to be counted.

•
To vote using the proxy card, simply complete, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote during the Annual Meeting, follow the instructions posted at www.virtualshareholdermeeting.com/MRTX2018.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 20, 2018.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, "For" Proposal 1, the election of all nominees for Director, and "For" Proposal 2 to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of our common stock, will be borne by us. Our Directors, officers and regular employees may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each proxy card in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•
You may send a timely written notice that you are revoking your proxy to our Secretary at 9393 Towne Centre Drive, Suite 200, San Diego, CA 92121. To be timely, a written notice revoking your proxy must be received by May 15, 2018.

•	You may vote during the Annual Meeting which will be hosted via the Internet.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent with respect to changing your vote.

When are stockholder proposals and director nominations due for the 2019 Annual Meeting of Stockholders?
To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 21, 2018, to the attention of our Secretary at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If you wish to submit a proposal (including a director nomination) at the 2019 Annual Meeting of Stockholders that is not to be included in next year's proxy materials, your written request must be received by our Secretary between January 16, 2019 and February 15, 2019. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to any proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for proposal 2 and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
If your shares are held by your broker, bank or other agent as your nominee (that is, in "street name"), that nominee will provide you with a voting instruction form. Please follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules and interpretations of the NASDAQ Stock Market Listing Rules on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions and include the ratification of the selection of our independent registered public accounting firm. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, which include the election of directors, the shares will be treated as broker non-votes.
What are "broker non-votes"?
A "broker non-vote" occurs when a broker submits a proxy card with respect to shares held in street name on behalf of a beneficial owner but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. These un-voted shares are counted as broker non-votes.
How many votes are needed to approve each proposal?

•
For the election of Directors, the seven nominees named in this proxy statement receiving the most "For" votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the election of Directors will be elected. Only votes "For" or "Withheld" will affect the outcome.

•
To be approved, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2018 must receive "For" votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote. If you "Abstain" from voting, it will have the same effect as an "Against" vote.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least 40% of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were 29,024,859 shares outstanding and entitled to vote. Thus, the holders of at least 11,609,944 shares must be present or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the Internet?
The proxy statement and annual report to stockholders are available at http://www.materials.proxyvote.com/60468T.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members, all of whom have been nominated for re-election as a director this year: Charles M. Baum, M.D., Ph.D.; Bruce L.A. Carter, Ph.D; Henry J. Fuchs, M.D.; Michael Grey; Craig Johnson; Rodney W. Lappe, Ph.D; and Neil A. Reisman, CPA, J.D. Each nominee for director is to be elected at the Annual Meeting to serve until our 2019 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Each of the nominees is currently a director of Mirati.

Directors are elected by a plurality of the votes of the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting. The seven nominees named in the proxy statement receiving the most "For" votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted "For" the election of the seven nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, "For" the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
EACH NOMINEE NAMED ABOVE

Name	Age	Position
Charles M. Baum, M.D., Ph.D.	59	President and Chief Executive Officer, Director
Bruce L.A. Carter, Ph.D.(1)(2)	74	Director
Henry J. Fuchs, M.D.(2)(3)	60	Director
Michael Grey(1)(3)	65	Director
Craig Johnson(1)(2)	56	Director
Rodney W. Lappe, Ph.D.(3)	63	Executive Chairman of the Board
Neil A. Reisman, CPA, J.D.*	56	Director

*	Mr. Reisman was appointed to the Company's Board of Directors on June 22, 2017.

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

 Charles M. Baum, M.D., Ph.D. has served as our President and Chief Executive Officer and member of our Board of Directors since November 2012. From June 2003 to September 2012, he was at Pfizer as Senior Vice President for Biotherapeutic Clinical Research within Pfizer's Worldwide Research & Development division and as Vice President and Head of Oncology Development and Chief Medical Officer for Pfizer's Biotherapeutics and Bioinnovation Center. From 2000 to 2003, he was responsible for the development of several oncology compounds at Schering-Plough Corporation (acquired by Merck). His career has included academic and hospital positions at Stanford University and Emory University, as well as positions of increasing responsibility within the pharmaceutical industry at SyStemix, Inc. (acquired by Novartis AG), G.D. Searle & Company (acquired by Pfizer), Schering-Plough Corporation (acquired by Merck) and Pfizer. Dr. Baum currently serves on the board of directors of Array BioPharma. Dr. Baum received his M.D. and Ph.D. (Immunology) degrees from Washington University School of Medicine in St. Louis, Missouri and completed his post-doctoral training at Stanford University.

Dr. Baum's experience in the pharmaceutical industry provides our Board of Directors with subject matter expertise. In addition, through his position as President and Chief Executive Officer of the Company and Chief Medical Officer for Pfizer's Biotherapeutics and Bioinnovation Center, Dr. Baum has acquired the operational expertise, which we believe qualifies him to serve on our Board of Directors.

Bruce L.A. Carter, Ph.D. has served as a member of our Board of Directors since September 2016. Dr. Carter currently serves as a director of Dr. Reddy’s Laboratories Limited and Enanta Pharmaceuticals, Inc. Dr. Carter is an affiliate Professor in the Department of Biotechnology at the University of Washington, Seattle Washington, a position he has held since 1986. Dr. Carter served on the board for QLT, Inc. from 2006 to 2012. Dr. Carter served as Executive Chairman of Immune Design Corp. a privately-held biotechnology company from 2009 to 2011, and he served as a director from 2000 to 2009. From 1998 to 2009, Dr. Carter served as President and Chief Executive Officer of  ZymoGenetics, Inc., a publicly-held biotechnology company, and as its Chairman of the Board from 2005 until it was acquired by Bristol-Myers Squibb in October 2010. From 1994 to 1998 Dr. Carter was the Chief Scientific Officer of Novo Nordisk, a publicly-held pharmaceutical company. Previously, he held positions in research at Zymogenetics and G.D. Searle & Co. Ltd. Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham, England, and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.

We believe that Dr. Carter's experience as an executive and his breadth of knowledge and valuable understanding of the pharmaceutical industry qualify him to serve on our Board of Directors.

Henry J. Fuchs, M.D. has served as a member of our Board of Directors since February 2012. Dr. Fuchs has served as the President of Worldwide Research & Development at BioMarin Pharmaceutical Inc since September 2016 and as the Executive Vice President and Chief Medical Officer from March 2009 to August 2016. From September 2005 to December 2008, Dr. Fuchs was Executive Vice President and Chief Medical Officer of Onyx Pharmaceuticals, Inc. From 1996 to 2005, Dr. Fuchs served in multiple roles of increasing responsibility at Ardea Biosciences, Inc., first as Vice President, Clinical Affairs, then as President and Chief Operating Officer, and finally as Chief Executive Officer. From 1987 to 1996, Dr. Fuchs held various positions at Genentech Inc. Dr. Fuchs serves on the Board of Directors of Genomics Health, Inc. and was on the Board of Directors of Ardea Biosciences, Inc. from 1996 until its acquisition by AstraZeneca PLC in 2012. Dr. Fuchs received a B.A. in Biochemical Sciences from Harvard University, and an M.D. from George Washington University.

We believe that Dr. Fuchs' experience as an executive and his breadth of knowledge and valuable understanding of the pharmaceutical industry qualify him to serve on our Board of Directors.

Michael Grey has served as a member of our Board of Directors since November 2014. Mr. Grey currently serves as Executive Chairman of Amplyx Pharmaceuticals ("Amplyx") , Reneo Pharmaceuticals, Inc. ("Reneo") and Spruce Biosciences. He was previously President and Chief Executive Officer of Amplyx and Reneo and President and Chief Executive Officer of Lumena Pharmaceuticals, Inc., a privately-held biotechnology company, before it was acquired by Shire. Mr. Grey has served as a Venture Partner with Pappas Ventures, a life sciences venture capital firm, since January 2010. Between January and September 2009, he served as President and Chief Executive Officer of Auspex Pharmaceuticals, Inc., a private biotechnology company. From January 2005 until its acquisition in August 2008, Mr. Grey was President and Chief Executive Officer of SGX Pharmaceuticals, Inc., a public biotechnology company, where he previously served as President from June 2003 to January 2005 and as Chief Business Officer from April 2001 until June 2003. Prior to joining SGX Pharmaceuticals, Inc., Mr. Grey acted as President, Chief Executive Officer and Board member of Trega Biosciences, Inc., a biotechnology company. From November 1994 to August 1998, Mr. Grey was the President of BioChem Therapeutic, Inc., the pharmaceutical operating division of BioChem Pharma, Inc. During 1994, Mr. Grey served as President and Chief Operating Officer for Ansan, Inc., a pharmaceutical company. From 1974 to 1993, he served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, culminating in the position of Vice President, Corporate Development. Mr. Grey is currently a director of BioMarin Pharmaceutical, Inc. and Horizon Pharma, plc, public pharmaceutical companies, and Biothera Pharmaceutical, Inc., a privately held healthcare company. He received a B.Sc. in chemistry from the University of Nottingham, United Kingdom.

We believe that based on Mr. Grey's experience as an executive in the biopharmaceutical industry and his breadth of knowledge and valuable understanding of the pharmaceutical industry qualify him to serve on our Board of Directors.

Craig Johnson has served as a member of our Board of Directors since September 2013. Mr. Johnson serves on the boards of directors for several life science companies. He is currently a director for Heron Therapeutics, Inc., a NASDAQ-listed specialty pharmaceutical company, a position he has held since January 2014, La Jolla Pharmaceutical Company, a NASDAQ-listed biopharmaceutical company, a position he has held since October 2013 and Odonate Therapeutics Inc., a NASDAQ-listed biopharmaceutical company, a position he has held since July 2017. Mr. Johnson also serves as a director of GenomeDx Biosciences, a privately held biotechnology company, a position he has held since October 2015. Mr. Johnson also served as a past director of Adamis Pharmaceuticals Corporation, a NASDAQ-listed biopharmaceutical company, from 2011 to 2014, as well as Ardea Biosciences, Inc., a NASDAQ-listed biotechnology company, from 2008 until its sale to AstraZeneca PLC in June 2012. From 2011 to 2012 he was Chief Financial Officer of PURE Bioscience, Inc., and from 2010 to 2011 he was Senior Vice President and Chief Financial Officer of NovaDel Pharma Inc. Mr. Johnson served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. from 2004 until its sale to Raptor Pharmaceuticals Corp. in 2009, and then as Vice President of a wholly-owned subsidiary of Raptor Pharmaceutical Corp. from 2009 to 2010. He held several positions, including Chief Financial Officer and Senior Vice President of Operations, at MitoKor, Inc. from 1994 to 2004. Prior to 1994, Mr. Johnson held senior financial positions with several early-stage technology companies, and also practiced as a Certified Public Accountant with Price Waterhouse. Mr. Johnson received his B.B.A. in accounting from the University of Michigan-Dearborn.

We believe Mr. Johnson's leadership and experience and skills in accounting and finance qualify him to serve on our Board of Directors.

Rodney Lappe, Ph.D. has served as a member of our Board of Directors since June 2012 and as Chairman of the Board since July 2013 and as Executive Chairman of the Board since June 2016. Since January 2012, Dr. Lappe has served as the Senior Vice President of Tavistock Life Sciences, a private investment firm. From January 2004 to December 2011, Dr. Lappe was Group Senior Vice President, Pfizer Worldwide Research and Development and Chief Scientific Officer for CovX in San Diego, California. Dr. Lappe joined Pfizer with the CovX acquisition in 2008. From 2000 to 2002, Dr. Lappe served as Vice President for cardiovascular and metabolic diseases at Pharmacia. He was also site leader for Pharmacia in St. Louis. Prior to joining Pharmacia, he held positions of increasing responsibility with Wyeth, Rorer Central Research, CIBA Geigy and Searle Pharmaceuticals. Dr. Lappe received his B.A. from Blackburn College and his Ph.D. in Pharmacology from Indiana University.

We believe Dr. Lappe's extensive experience managing pharmaceutical and biotech companies brings important strategic insight and qualifies him to serve on our Board of Directors.

Neil A. Reisman, CPA, J.D. has served as a member of our Board of Directors since June 2017. Mr. Reisman is a Managing Director and member of the Board of Directors of the Tavistock Group. Since joining the Tavistock Group in 2004, he has held multiple roles including chairing Tavistock Group’s Investment Committee and having the General Counsel and Chief Financial Officer report into him. Mr. Reisman spends most of his time working with portfolio companies within the Tavistock Group and holds numerous management roles, including the following: Manager, BayCorp GREC, LLC; Manager, Biloxi Capital, LLC; Chief Executive Officer, President, Assistant Secretary and Manager, Ficus Investments, LLC; President, Lumenta Products, LLC; President and Director, RoundPoint Financial Group, Inc.; Director, Vice President and Assistant Secretary, RoundPoint Mortgage Company; President and Director, RPFG Holdings, Inc.; President and Director, Tavistock Capital Group, Inc.; Manager, Tavistock Genome, LLC; Director, President and Treasurer, Tavistock Life Sciences Company and Manager, US Property and Financial Services, LLC. He has more than 30 years of business experience with emphasis on operations, legal, tax and finance. Previously, Neil worked at various multinational companies, including Arthur Andersen and Amoco Corporation. He received his juris doctor in 1986 from the University of Pennsylvania Law School and his bachelors of science in Accountancy in 1983 from the University of Illinois.

We believe Mr. Reisman's leadership and experience and skills in accounting and finance qualify him to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board Composition and Independence
Our business and affairs are organized under the direction of our Board of Directors, which currently consists of seven members. The primary responsibilities of our Board of Directors are to provide oversight, strategic guidance, counseling and direction to our management. Our Board of Directors meets on a regular basis and additionally as required.
Our Board of Directors has determined that six of our seven directors, Henry J. Fuchs, M.D., Rodney W. Lappe, Ph.D., Craig Johnson, Michael Grey, Bruce L.A. Carter, Ph.D. and Neil A. Reisman, CPA, J.D., are independent directors, as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules.
Each director serves until the next annual meeting of stockholders following such director's election to the Board of Directors and until his successor is duly elected and qualified. In June 2017, the Board of Directors resolved to increase the authorized size of our Board of Directors from six to seven members. The authorized number of directors may be changed only by resolution of the Board of Directors. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.
Stockholder Communications with the Board of Directors
Our Board of Directors have adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of Mirati Therapeutics, Inc. at 9393 Towne Centre Drive, Suite 200, San Diego, CA 92121. Each communication must set forth: the name and address of our stockholder on whose behalf the communication is sent and the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Communications determined by our Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.

Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.mirati.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the amendment or waiver on our website. Note that the information on our website is not incorporated by reference in this Proxy Statement.

Board of Directors Leadership Structure

The Board of Directors has an Executive Chairman of the Board, Dr. Lappe, who has authority, among other things, to call and preside over Board of Directors meetings, to set meeting agendas, and to determine materials to be distributed to the Board of Directors. Accordingly, the Executive Chairman has substantial ability to shape the work of the Board of Directors. In June, 2016, the Board appointed Rodney Lappe as Executive Chairman of the Board, serving as an advisor to the management team. In addition, we have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report at least annually to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case. We believe that separation of the positions of Executive Chairman and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of our business and affairs. In addition, we believe that having a separate Executive Chairman creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management's actions are in our best interests and the best interests of our stockholders. As a result, we believe that having a separate Executive Chairman can enhance the effectiveness of the Board of Directors as a whole.
Role of the Board of Directors in Risk Oversight
The Audit Committee of the Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Board of Directors. Going forward, we expect that the Audit Committee will receive reports from management at least annually regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors, which also considers our risk profile. The Audit Committee and the Board of Directors focus on the most significant risks we face and our general risk management strategies. While the Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. The Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the Board of Directors leadership structure, which also emphasizes the independence of the Board of Directors in its oversight of its business and affairs, supports this approach.
Meetings of the Board of Directors
The Board of Directors held 8 meetings during 2017. Each Board member attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.
We encourage, but do not require, our Board of Directors to attend our annual meeting of stockholders. Dr. Baum, Mr. Grey, Mr. Johnson and Dr. Lappe attended our 2017 Annual Meeting of Stockholders.
Information Regarding Committees of the Board of Directors
The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table provides membership and meeting information for fiscal year 2017 for each of the committees of the Board of Directors as of December 31, 2017:

Name	Audit	Compensation	Nominating and Corporate Governance
Bruce L.A. Carter, Ph.D.	X	X*
Henry J. Fuchs, M.D.		X	X*
Michael Grey	X		X
Craig Johnson**	X*	X
Rodney W. Lappe, Ph.D.			X
Neil A. Reisman, CPA, J.D. (1)
Total meetings in 2017	4	6	3

*	Committee Chairperson

**	Financial Expert

(1) Mr. Reisman was appointed to the Company's Board of Directors on June 22, 2017.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to us.
Below is a description of each committee of the Board of Directors.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The principal duties of the Audit Committee of the Board of Directors include assisting the Board of Directors in its oversight of:

•	the quality and integrity of our financial statements and reports;

•	our accounting and financial reporting process, system of internal controls over financial reporting and audit process;

•	compliance with, and process for monitoring compliance with, legal and regulatory requirements;

•	the independent auditors' qualifications, independence and performance;

•	our legal, regulatory and ethical compliance programs as established by management and the Board of Directors; and

•	pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
The current members of the Audit Committee are Mr. Johnson (chair), Mr. Grey, and Dr. Carter. The Audit Committee met four times during 2017. Our Board of Directors has determined that each member of the Audit Committee is an independent director under Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and under Rule 10A-3 under the Exchange Act. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ audit committee requirements. In arriving at this determination, the Board of Directors has examined each Audit Committee member's scope of experience and the nature of their employment in the corporate finance sector.
Our Board of Directors has determined that Mr. Johnson qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NASDAQ Listing Rules. In making this determination, our Board of Directors has considered formal education and the nature and scope of experience each has previously had with public companies. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.
The Audit Committee charter can be found on our website at www.mirati.com in the Corporate Governance section.

Report of the Audit Committee of the Board of Directors
        The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants' communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Audit Committee
Craig Johnson, Chair
Bruce L.A. Carter
Michael Grey
Compensation Committee
The principal duties of the Compensation Committee of the Board of Directors include:

•	reviewing and approving our overall compensation strategy and policies;

•	reviewing and approving corporate performance goals, compensation and other terms of employment of our executive officers;

•	reviewing the compensation of our non-employee directors;

•	administering our stock option and purchase plans; and

•	reviewing, discussing with management and approving the annual report on executive compensation for purposes of disclosure to our stockholders.
The Compensation Committee reviews and approves overall compensation strategies and policies. In exercising these duties the Compensation Committee ensures that our compensation programs, particularly in connection with bonus targets, are aligned with the interests of our stockholders and other stakeholders. The named executive officers' bonus targets are based on corporate-based goals that strive to increase stockholder value.
The Compensation Committee regularly enlists the services of a third-party company to conduct an evaluation of current market practices to benchmark against our current practices. The last such review was undertaken by Radford Compensation Consulting ("Radford") during the fourth quarter of 2017.
The current members of the Compensation Committee are Dr. Carter (chair), Dr. Fuchs, and Mr. Johnson. Our Board of Directors has determined that all such members are independent under the NASDAQ Listing Rules, and "non-employee directors" as defined in Rule 16(b)-3 promulgated under the Exchange Act. The Compensation Committee met six times during 2017.
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisors to the compensation committee, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged Radford as compensation consultants. Radford was selected based upon its reputation and experience as compensation consultants and in its work with companies similar to Mirati. The Compensation Committee requested that Radford conduct an evaluation of current market compensation practices to benchmark against our current compensation practices.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. During 2014, the Compensation Committee formed a New Hire Non-Officer Stock Option Subcommittee, currently composed of the Chief Executive Officer and the Chief Financial Officer, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to newly hired employees and newly promoted employees who are not our executive officers, within pre-established guidelines.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. Generally, the Compensation Committee's process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee's compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.
The Compensation Committee charter can be found on our website at www.mirati.com in the Corporate Governance section.
Nominating and Corporate Governance Committee
The principal duties of the Nominating and Corporate Governance Committee of the Board of Directors are to develop and implement a set of corporate governance principles and policies, including a code of business conduct and ethics, assess the performance of the Board of Directors, its committees and the contributions of individual directors, and review and oversee management succession planning. As part of this process the Nominating and Corporate Governance Committee periodically reviews and assesses these policies and principles and their application and recommends to the Board of Directors any changes to such policies and principles. The principal duties of the Nominating and Corporate Governance Committee in connection with the nomination of directors are to evaluate the size of the Board of Directors; identify the skill sets currently available and skill sets that may be required; and recommend to the Board of Directors the director nominees to be put before the stockholders at our annual meeting.
The current members of the Nominating and Corporate Governance Committee are Dr. Fuchs (chair), Dr. Lappe and Mr. Grey. Our Board of Directors has determined that all such members are independent under Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met three times during 2017.
The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills, diversity and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee may consider our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are assessed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 9393 Towne Centre Drive, Suite 200, San Diego, CA 92121, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year's annual meeting. Submissions must include (1) the name and address of the stockholder on whose behalf the submission is made; (2) number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate's business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate's qualifications as a director and (7) any other information required by our Bylaws. The Nominating and Corporate Governance Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as our independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such proposed nominee.
The Nominating and Corporate Governance Committee charter can be found on our website at www.mirati.com in the Corporate Governance section.
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected the San Diego, California, United States office of Ernst & Young, LLP ("Ernst & Young") as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.
Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
The affirmative vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 by Ernst & Young, our principal accountant for those years. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2017	2016
Audit Fees(1)	$412,797	$425,525
Audit-related Fees	—	—
Tax Fees(2)	51,140	42,810
All Other Fees(3)	1,945	1,945
Total Fees	$465,882	$470,280

(1)
2017 and 2016 Audit Fees consist of fees billed for professional services by Ernst & Young for the annual audit of our financial statements and review of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q. Audit Fees also include fees for services associated with public offering filings, review of our Form 8-Ks, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of services related to the preparation of our corporate tax returns in the U.S. and Canada and fees related to an IRS Code Section 382 analysis.

(3)	All Other Fees for both 2017 and 2016 consist of license fees for a web-based accounting research tool.
In connection with the audit of the 2017 financial statements, we entered into an engagement agreement with Ernst & Young which sets forth the terms under which Ernst & Young performed audit services for us. The agreement is subject to alternative dispute resolution procedures.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee must pre-approve the audit and non-audit services rendered by the Company's independent registered public accounting firm. Effective March 2015, the Audit Committee delegated authority for pre-approval to its Chair.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of December 31, 2017:

Name	Age	Title
Charles M. Baum, M.D., Ph.D.	59	President and Chief Executive Officer, Director
Isan Chen, M.D.	55	Executive Vice President and Chief Medical and Development Officer
Chris LeMasters	51	Executive Vice President and Chief Business Officer
James Christensen, Ph.D.	49	Senior Vice President and Chief Scientific Officer
Jamie A. Donadio	42	Senior Vice President and Chief Financial Officer

The following is biographical information for our executive officers other than Dr. Baum, whose biographical information is included under Proposal 1.
Isan Chen, M.D. has served as our Executive Vice President and Chief Medical and Development Officer since September 2013. Dr. Chen is board certified in Internal medicine, hematology and medical oncology with more than 15 years of experience in oncology and clinical trials from first-in-humans through global registrational studies. He has experience in oncology clinical development and interactions with regulatory agencies in the United States and Europe. From 2010 to 2013, he served as the Chief Medical Officer of Aragon Pharmaceuticals, which was acquired by Johnson & Johnson in 2013. At Aragon Pharmaceuticals, Dr. Chen was responsible for the clinical development strategy of all the company's programs, including prostate and breast cancer. From 2004 to 2010, Dr. Chen was with Pfizer, most recently serving as Vice President of tumor strategy. While at Pfizer, he was also the clinical lead for Sutent, a multiple kinase inhibitor, for the treatment of renal cell carcinoma, an indication in which the drug secured FDA approval in 2006. He was also the clinical lead for the Phase 1 studies of crizotinib and CDK 4/6 inhibitor palbociclib. Dr. Chen completed his hematology/oncology fellowship at University of California, San Diego. Before joining Pfizer, Dr. Chen practiced medicine as a staff physician at City of Hope Medical Center and later as an assistant professor at the University of Texas, M.D. Anderson Cancer Center.

Chris LeMasters has served as our Executive Vice President and Chief Business Officer since September 2016. Prior to joining Mirati, Mr. LeMasters served as the Chief Executive Officer of Promosome, a privately held biotherapeutics and mRNA company from August 2015 to September 2016. Previously, Mr. LeMasters held senior management positions at several biotherapeutics companies, most recently as co-founder and Chief Business Officer of Tragara Pharmaceuticals, a clinical-stage cancer therapeutics company, a position he held from January 2007 to August 2015. Mr. LeMasters also served as Co-Founder and Chief Business Officer of Cabrellis Pharmaceuticals, Inc. from May 2006 to December 2007, where he negotiated its acquisition by Pharmion Corporation for $104 million, and as Vice President, Corporate Development of Conforma Therapeutics from April 2004 to May 2006, where he negotiated its acquisition by Biogen IDEC for $250 million. From July 1998 to April 2004, Mr. LeMasters worked in the Corporate Business Development group at Eli Lilly & Company and was responsible for the successful negotiation of numerous partnerships and licenses across a range of therapeutic areas. Earlier in his career, he was a management consultant with Coopers & Lybrand Consulting and an operational auditor with Owens Corning. Mr. LeMasters currently serves as a board member of Aarden Pharmaceuticals, where he is also a co-founder, and as a board member of the Hoosier Cancer Research Network, a clinical research organization and as a board member of Promosome.

James Christensen, Ph.D. has served as our Senior Vice President, and Chief Scientific Officer since January 2014 and served as our Vice President, Research from June 2013 through January 2014. Prior to joining us, he held various positions at Pfizer from 2003 to 2013, the most recent of which was Senior Director of Oncology Precision Medicine in the Oncology Research Unit. Dr. Christensen joined Pfizer in 2003 and his responsibilities there included leading nonclinical research efforts for oncology programs including sunitinib malate research activities and leading the nonclinical and translational biology efforts for other research and development programs including crizotinib. Dr. Christensen participated as a member of the Cancer Research or Oncology Research Unit leadership team from 2005 to 2013. Prior to 2003, Dr. Christensen was a Group Leader on the Preclinical Research and Exploratory Development team at SUGEN, Inc., which was acquired by Pharmacia Corporation, now owned by Pfizer. Dr. Christensen began his career in 1998 at Warner Lambert, now owned by Pfizer, with research focus in RTK biology and RTK pathway biomarker development in the oncology therapeutic area. Dr. Christensen participates on the editorial boards for Cancer Research and Molecular Cancer Therapeutics. Dr. Christensen received a Ph.D. in molecular pharmacology from North Carolina State University with dissertation research directed toward characterization of mechanisms of apoptosis dysregulation during the process of carcinogenesis.

Jamie A. Donadio has served as our Senior Vice President and Chief Financial Officer since March 2016 and Vice President, Finance from March 2013 through March 2016. Prior to joining us, Mr. Donadio was at Amylin Pharmaceuticals ("Amylin") from April 2001 through January 2013 where he held a number of corporate finance and accounting roles of increasing responsibility, most recently serving as Senior Director of Finance. Prior to Amylin, Mr. Donadio held roles with Novatel Wireless, Inc. and Ernst & Young LLP. Mr. Donadio holds a B.S. in Accounting from Babson College and is a certified public accountant (inactive) in the State of California.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2018 by: (i) each director and nominee for director; (ii) each of the named executive officers in the Summary Compensation Table; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or other rights held by such persons that are exercisable as of April 30, 2018, which is 60 days after March 1, 2018.
Percentage of beneficial ownership is based on 28,884,853 shares of common stock outstanding as of March 1, 2018. Unless otherwise indicated, the address for the following stockholders is c/o Mirati Therapeutics, Inc., 9393 Towne Centre Drive, Suite 200, San Diego, CA 92121.

	Beneficial Ownership(16)
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Total Voting Power
5% Stockholders:
Boxer Capital, LLC(1)	5,873,704	19.99%
venBio Select Advisor LLC(2)	4,398,101	15.23%
Baker Bros. Advisors, LLC(3)	2,922,537	9.99%
Broadfin Capital, LLC(4)	2,447,746	8.47%
Cormorant(5)	2,000,000	6.92%
Directors and Named Executive Officers:
Charles M. Baum, M.D., Ph.D.(6)	686,795	2.33%
Isan Chen (7)	205,178	*
Rodney Lappe, Ph.D.(8)	93,500	*
Henry Fuchs, M.D.(9)	82,667	*
James Christensen, Ph.D.(10)	76,939	*
Craig Johnson(11)	76,667	*
Michael Grey(12)	61,667	*
Bruce L.A. Carter, Ph.D.(13)	24,861	*
Neil Reisman(14)	9,444	*
All executive officers and directors as a group (15) (11 persons)	1,420,409	4.86%

*	Represents beneficial ownership of less than one percent of our outstanding shares of common stock.

(1)
For the common stock holdings, information is based upon a Schedule 13D filed by Boxer Capital, LLC ("Boxer Capital") with the SEC on November 16, 2017 and information provided by the shareholder. Includes 1,372,510 shares of common stock held by Boxer Capital and Boxer Asset Management Inc., 3,135,966 shares of common stock held by Braslyn Ltd. ("Braslyn"), 513,630 shares of common stock held by MVA Investors, LLC ("MVA Investors"), 360,587 shares owned by various individual employees of Boxer Capital-affiliated entities, and includes 102,944 shares subject to options exercisable within 60 days of March 1, 2018 held by certain employees of Boxer Capital-affiliated entities. In January 2017, Boxer Capital, MVA Investors and Braslyn purchased 2,341,786, 51,047 and 4,865,430, respectively, warrants for common stock (the "January 2017 Warrants"), at a price of $5.599 per warrant share with an exercise price of $0.001 per share. In November 2017, Boxer Capital and Braslyn purchased 801,448 and 1,413,475, respectively, warrants for common stock (the "November 2017 Boxer Warrants") at a price of $12.999 per warrant share with an exercise price of $0.001 per share. Both the January 2017 Warrants and the November 2017 Boxer Warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 19.99% of the outstanding common stock after exercise. The beneficially owned shares reported herein for Boxer Capital include 491,011 shares subject to the January 2017 Warrants and the November 2017 Boxer Warrants. The address for Boxer Capital and MVA Investors, LLC is 11682 El Camino Real, Suite 320, San Diego, CA, 92130. The address for Boxer Asset Management Inc. and Braslyn Ltd. is c/o Cay House, EP Taylor Drive, N7776 Lyford Cay, New Providence, Bahamas.

(2)
Based solely upon a Schedule 13F filed by venBio Select Advisor LLC ("venBio") with the SEC on February 13, 2018. Includes 4,398,101 shares of common stock. venBio Select Advisor LLC provides investment advisory and management services and has acquired the securities solely for investment purposes on behalf of venBio Select Fund LLC, venBio Select Fund Ltd. and certain managed accounts. The address for venBio Select Advisor LLC, venBio Select Fund LLC and venBio Select Fund Ltd. is 120 West 45th Street, Suite 2802, New York, New York 10036.

(3)
Based upon a Form 13F filed by Baker Bros. Advisors LP ("Baker Bros.") with the SEC on February 14, 2018 and a Form 13 D filed by Baker Bros. with the SEC on November 16, 2017. Includes 2,724,329 shares of common stock held by Baker Brothers Life Sciences, L.P. ("Baker Bros. Life Sciences"), which includes 352,111 shares subject to warrants that are exercisable within 60 days of March 1, 2018, 162,209 shares of common stock held by 667, L.P. which includes 20,965 shares subject to warrants that are exercisable within 60 days of March 1, 2018 and 35,999 shares of common stock held by 14159, L.P. In November 2017, 667, L.P. and Baker Bros. Life Sciences purchased 304,392 and 1,618,684 warrants for common stock, respectively (the "November 2017 Baker Warrants"), at a price of $12.999 per warrant share with an exercise price of $0.001 per share. The November 2017 Baker Warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 9.99% of the outstanding common stock after exercise. The address for Baker Bros., Baker Bros. Life Sciences, 667, L.P. and 14159, L.P. is 667 Madison Avenue, 21st Floor, New York, NY 10065.

(4)
Based solely upon a Schedule 13G filed by Broadfin Capital, LLC ("Broadfin Capital") with the SEC on February 13, 2018 indicating that 2,447,746 shares of common stock are held by Broadfin Capital, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler. The address for Broadfin Capital and Kevin Kotler is 300 Park Avenue, 25th Floor, New York, New York 10022. The address for Broadfin Healthcare Master Fund, Ltd. is 20 Genesis Close, Ansbacher House, Second Floor, Grand Cayman KY1-1108, Cayman Islands.

(5)
Based solely upon a Schedule 13G filed by Cormorant Asset Management, LLC ("Cormorant") with the SEC on January 22, 2018. Cormorant provides investment advisory and management services and has acquired the securities solely for investment purposes on behalf of Cormorant Global Healthcare Master Fund, LP, Cormorant Global Healthcare GP, LLC and certain managed accounts. The address for Cormorant Asset Management, LLC is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(6)	Includes 635,863 shares subject to options exercisable within 60 days of March 1, 2018 and 50,932 shares owned directly by Dr. Baum.

(7)
Includes 186,380 shares subject to options exercisable within 60 days of March 1, 2018 and 18,798 shares owned directly by Dr. Chen, of which 110 shares are held in the Chen Family Trust of which Dr. Chen is co-trustee.

(8)	Includes 93,500 shares subject to options exercisable within 60 days of March 1, 2018.

(9)	Includes 82,667 shares subject to options exercisable within 60 days of March 1, 2018.

(10)	Includes 74,062 shares subject to options exercisable within 60 days of March 1, 2018 and 2,877 shares owned directly by Mr. Christensen.

(11)	Includes 76,667 shares subject to options exercisable within 60 days of March 1, 2018.

(12)	Includes 61,667 shares subject to options exercisable within 60 days of March 1, 2018.

(13)	Includes 24,861 shares subject to options exercisable within 60 days of March 1, 2018.

(14)	Includes 9,444 shares subject to options exercisable within 60 days of March 1, 2018.

(15)
Includes the shares owned directly and shares subject to options exercisable within 60 days of March 1, 2018 referred to in footnotes (6), (7), (8), (9), (10), (11), (12), (13) and (14). Also includes 54,175 shares subject to options exercisable within 60 days of March 1, 2018 held by Jamie A. Donadio and 48,516 shares subject to options exercisable within 60 days of March 1, 2018 held by Chris LeMasters.

(16)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION
Overview
The Compensation Committee of the Board of Directors administers our compensation programs on behalf of the Board of Directors. Although focused on executive compensation, the Compensation Committee also sets the annual compensation guidelines for all employees. The Compensation Committee has a charter that is reviewed and updated annually, or as may be warranted from time to time. The members of the Compensation Committee are Dr. Carter (chair), Dr. Fuchs, and Mr. Johnson.
SUMMARY COMPENSATION TABLE FOR FISCAL 2017 AND 2016
The following table shows for the fiscal years ended December 31, 2017 and 2016, compensation awarded to, paid to, or earned by, our principal executive officer and the two other most highly compensated executive officers who were serving as executive officers as of December 31, 2017 (the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Charles M. Baum, M.D., Ph.D.	2017	562,800	831,701	225,100	2,920	1,622,521
President and Chief Executive Officer	2016	546,155	2,260,494	163,920	2,831	2,973,400
Isan Chen, M.D.	2017	408,300	211,900	130,700	2,920	753,820
Executive Vice President and Chief Medical and Development Officer	2016	396,224	1,179,389	95,136	2,831	1,673,580
James Christensen, Ph.D.	2017	360,700	211,900	115,400	2,920	690,920
Senior Vice President and Chief Scientific Officer	2016	350,051	1,310,348	84,048	2,831	1,747,278

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2017 and 2016 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification ("ASC") Topic 718 for Stock Compensation transactions. Assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the shares of common stock underlying such stock options.

(2)
Amounts shown represent performance bonuses earned for 2017 performance, which were paid in cash in the first quarter of 2018 and performance bonuses earned for 2016 performance and which were paid in 2017.

(3)
Amounts shown represent term life insurance paid by us on behalf of the Named Executive Officers and matching contributions we paid under the terms of our 401(k) plan. All of these benefits are provided to the Named Executive Officers on the same terms as provided to all of our regular full-time employees in the United States.

The elements of the compensation program for the Named Executive Officers include: base salary; a non-equity incentive plan bonus; a long-term, equity-based incentive plan; and other compensation, including certain health, welfare and retirement benefits and when determined necessary, limited perquisites. The Named Executive Officers also have termination and change of control benefits in their respective employment agreements (see "Potential Payments Upon Termination or Change of Control" and "Employment Agreements" below).

Annual Base Salary
The compensation of our Named Executive Officers is generally determined and approved by our Board of Directors, based on the recommendation of the Compensation Committee. Our Board of Directors approved the following 2017 and 2018 base salaries for our Named Executive Officers:

Name	2018 Base Salary	2017 Base Salary
Charles M. Baum, M.D., Ph.D.	$579,700	$562,800
Isan Chen, M.D.	420,500	408,300
James Christensen, Ph.D.	371,500	360,700

The 2018 base salaries approved by the Board of Directors were effective January 1, 2018 and reflect a 3% cost-of-living increase.
Non-Equity Incentive Plan Bonus
In addition to annual base salaries, our Named Executive Officers are eligible to receive annual performance-based cash bonuses. The annual performance-based bonus each Named Executive Officer is eligible to receive is based on (1) the individual's target bonus, as a percentage of base salary and (2) our achievement of corporate goals.
Pursuant to their employment agreements or offer letters, each Named Executive Officer has a target bonus represented as a percent of base salary, or a target bonus percentage, each of which is set forth below:

Name	Target bonus %
Charles M. Baum, M.D., Ph.D.	50%
Isan Chen, M.D.	40%
James Christensen, Ph.D.	40%

Based on the Company's overall performance and the performance of each named executive officer for 2017, in early 2018 the Compensation Committee determined that 80% of the Company's corporate goals had been met. The goals for 2017 were related to the execution of clinical trials for the Company's development programs, advancement of the Company's preclinical programs and the Company's financial performance compared to its budget. In consideration of this assessment, the Compensation Committee approved 2017 performance bonuses for each of the Named Executive Officers as follows:

Name	2017 Bonus Amount
Charles M. Baum, M.D., Ph.D.	$225,100
Isan Chen, M.D.	130,700
James Christensen	115,400
To receive the 2017 performance bonus, each named executive officer was required to be employed through the payment date of such bonus.
Long-term Incentive Program
In connection with our long-term incentive program, we use stock options to incentivize the Named Executive Officers over a number of years. The exercise price, vesting and term of the stock options awarded are based on the terms of our 2013 Equity Incentive Plan, as amended (the "2013 EIP"). The Compensation Committee often makes initial stock option grants upon an executive's commencement of employment and may make annual stock option grants to some or all executives. The initial level of the long-term equity component is determined on a case-by-case basis and is more subjective than the other components of compensation. In determining the initial option award, the Board of Directors considers the most recent market evaluations that it has commissioned and other factors such as the candidate's expectations and any unique situation that may exist at the time of hiring. Annual stock option awards are determined by the Board of Directors based on availability of options, performance, current individual holdings and overall compensation. The stock options we granted to the Named Executive Officers in 2017 vest over four years, with twenty five percent of the shares subject to the option vesting on the first anniversary of the grant date and one forty-eighth of the shares subject to the option vesting in each of the thirty-six months following the anniversary of the grant date, subject to continued services through each applicable vesting date, and have a 10 year maximum term.

Perquisites, Health, Welfare and Retirement Benefits
Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including our medical, dental, group life and disability insurance plans and a retirement plan, which are provided to the Named Executive Officers on the same basis as other employees. We sponsor a 401(k) retirement plan for our employees, including for Named Executive Officers. The 401(k) plan is a retirement savings defined contribution plan established in accordance with Section 401 of the Code that provides our employees with the opportunity to defer their eligible compensation on a pre-tax basis, up to statutorily prescribed annual limits and have this amount contributed to the 401(k) plan. In 2017, we provided a matching contribution of 4% of eligible compensation deferred, up to a maximum annual matching contribution of $2,500.
Outstanding Equity Awards at Fiscal Year End
The following table shows certain information regarding outstanding equity awards for the Named Executive Officers.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date
Charles M. Baum, M.D., Ph.D.	7/17/2013		207,240	—	8.50	7/16/2020
	5/21/2014		134,375	15,625	17.41	5/20/2024
	2/4/2015		60,208	24,792	21.51	2/3/2025
	1/22/2016		55,105	59,895	24.99	1/21/2026
	1/26/2017		—	110,000	5.40	1/25/2027
	5/9/2017	(3)	167,204	—	8.49	11/12/2022
Isan Chen, M.D.	11/8/2013		106,792	—	15.79	11/7/2023
	5/21/2014		5,913	687	17.41	5/20/2024
	2/4/2015		21,250	8,750	21.51	2/3/2025
	1/22/2016		28,750	31,250	24.99	1/21/2026
	1/26/2017		—	50,000	5.40	1/25/2027
James Christensen, Ph.D.	7/17/2013		4,000	—	8.50	7/16/2020
	5/21/2014		49,000	6,250	17.41	5/20/2024
	2/4/2015		21,250	8,750	21.51	2/3/2025
	10/27/2016		8,750	21,250	5.50	10/26/2026
	1/22/2016		28,750	31,250	24.99	1/21/2026
	1/26/2017		—	50,000	5.40	1/25/2027

(1)	To the extent options are exercised the gains, if any, will depend on the value of the shares of common stock on the date of exercise.

(2)
Dr. Baum, Dr. Chen and Dr. Christensen's option grants vest over four years with twenty five percent of the shares subject to the option vesting on the first anniversary of the grant date and one forty-eighth of the shares subject to the option vesting in each of the thirty-six months following the anniversary of the grant date. Options granted in July 2013 have a 7 year maximum term and options granted November 2013 onwards have a 10 year maximum term.

(3)
The option granted to Dr. Baum on May 9, 2017 relates to the modification of Dr. Baum's option grant dated November 13, 2012, which was set to expire on November 12, 2017. The Company modified the options by extending the expiration date an additional five years.

     With the exception of the extension of Dr. Baum's exercise period for the stock option discussed in footnote 3 above, we did not engage in any modifications, nor did we engage in any repricings or cancellations to any outstanding stock option awards, including those of our Named Executive Officers, during 2017.

Option Exercises
The following table provides information regarding the number of shares of Common Stock acquired and value realized pursuant to the exercise of stock options during 2017 by each of the Named Executive Officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
James Christensen, Ph.D.	21,499	$180,742

(1)
Amounts shown do not reflect amounts actually received by the named individuals. The value realized on exercise is equal to the difference between the option exercise price and the closing price of our Common Stock on the date of exercise, multiplied by the number of shares subject to the option, regardless of whether the individual actually sold any of the shares received upon exercise or the amount received in connection with any such sale, and without taking into account any taxes that may be payable in connection with the transaction.

Employment Agreements with Named Executive Officers
We have entered into employment agreements with each of our Named Executive Officers, as further described below. The employment agreements provide that: (1) the officer will receive a base salary; (2) the officer will be eligible to receive an annual performance-based bonus; and (3) the officer will be eligible to receive grants of stock options which will be reviewed annually in accordance with our policies and will be eligible to participate in our fringe benefit programs. The employment agreements have an indefinite term.
Furthermore, the employment agreements provide for, among other things, specific non-competition and non-solicitation covenants, which remain in effect for one year following termination, as well as a confidentiality covenant which remains in effect indefinitely or until the confidential information is publicly disclosed. In addition, there are covenants stipulating that any intellectual property developed in the course of their employment is our property.
Dr. Baum
We entered into an amended and restated employment agreement with Dr. Baum in July 2013, which provides for:

•	an initial annual base salary of $500,000;

•	an annual non-equity incentive plan bonus target of 50% of his annual base salary;

•	the remainder of the initial equity component of his compensation of an aggregate of 398,000 shares, representing options to purchase 207,240 shares which he received on July 17, 2013; and

•	participation in our fringe benefit programs that are available to all U.S.-based employees, which include health benefits and a 401(k) plan.
Dr. Baum's employment is at will and may be terminated at any time by either us or Dr. Baum. In December 2016 we entered into an amendment to Dr. Baum's amended and restated employment agreement which entitles Dr. Baum to amended termination benefits as described in the "Potential Payments Upon Termination or Change of Control" below.
Dr. Chen
We entered into a letter agreement with Dr. Chen in August 2013, which provides for:

•	an initial annual base salary of $370,000;

•	a non-equity incentive plan bonus target of 40% of his annual base salary;

•	an initial stock option award to purchase 110,000 shares which he received on November 8, 2013; and

•	participation in our fringe benefit programs that are available to all U.S.-based employees, which include health benefits and a 401(k) plan.
Dr. Chen's employment is at will and may be terminated at any time by either us or Dr. Chen. In December 2016 we entered into an amendment to Dr. Chen's letter agreement which entitles Dr. Chen to receive amended termination benefits as described in the "Potential Payments Upon Termination or Change of Control" below.

Dr. Christensen
We entered into a letter agreement with Dr. Christensen in May 2013, which provides for:

•	an initial annual base salary of $270,000;

•	a signing bonus of $75,000;

•	a non-equity incentive plan bonus target of 30% of his annual base salary;

•	an initial stock option award to purchase 30,000 shares which he received on July 17, 2013; and

•	participation in our fringe benefit programs that are available to all U.S.-based employees, which include health benefits and a 401(k) plan.
Dr. Christensen's employment is at will and may be terminated at any time by either us or Dr. Christensen. In December 2016 we entered into an amendment to Dr. Christensen's letter agreement which entitles Dr. Christensen to receive termination benefits as described in the "Potential Payments Upon Termination or Change of Control" below.
Potential Payments Upon Termination or Change of Control
Under the December 2016 amendment to the amended and restated employment agreement for Dr. Baum and the amendments to the letter agreements for Dr. Chen and Dr. Christensen, all severance payments are conditioned upon the executive providing a release of claims against us.

The December 2016 amendment to the amended and restated employment agreements for Dr. Baum provides that in the event of a termination without cause for Dr. Baum or, in the case of resignation for good reason, in each case not in connection with a change in control, we will provide:

•	any earned and accrued base salary, vacation pay, and other payments and benefits earned and payable by law;

•	a cash payment equal to 18 months of base salary, payable in a lump sum;

•	accelerated vesting of all stock options that otherwise would have vested in the 18 months following termination; and

•	payment of COBRA group health insurance premiums for up to 18 months.

The December 2016 amendments to the letter agreements for Dr. Chen and Dr. Christensen provide that in the event of a termination without cause for Dr. Chen or Dr. Christensen or, in the case of resignation for good reason, in each case not in connection with a change in control, we will provide:

•	any earned and accrued base salary, vacation pay, and other payments and benefits earned and payable by law;

•	a cash payment equal to 12 months of base salary, payable in a lump sum;

•	accelerated vesting of all stock options that otherwise would have vested in the 12 months following termination; and

•	payment of COBRA group health insurance premiums for up to 12 months.

The December 2016 amendment to the amended and restated employment agreement for Dr. Baum and the December 2016 amendments to the letter agreements for Dr. Chen and Dr. Christensen provide for involuntary termination benefits in the event of a termination without cause or resignation for good reason in connection with a change of control. The following benefits are provided:

•	any earned and accrued base salary and vacation pay, and other payments and benefits earned and payable by law;

•	with respect to Dr. Baum, 24 months of base salary, payable in a lump sum plus a lump sum cash amount equivalent to his target annual bonus for the year in which involuntary termination occurs;

•
with respect to Dr. Chen and Dr. Christensen, 12 months of base salary, payable in a lump sum plus a lump sum cash amount equivalent to their target annual bonus for the year in which involuntary termination occurs;

•	full vesting acceleration of all outstanding stock options;

•	with respect to Dr. Baum, payment of COBRA group health insurance premiums for up to 24 months; and

•	with respect to Dr. Chen and Dr. Christensen, payment of COBRA group health insurance premiums for up to 12 months.
Under the terms of the 2013 EIP, options held by our executive officers may be subject to acceleration, termination or other treatment in connection with a change of control transaction or their termination of employment.
Equity Compensation Plan Information
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, restricted stock units and rights (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for issuance under equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
2013 Equity Incentive Plan	3,184,181	$13.95	6,306,836
2013 Employee Stock Purchase Plan	—	—	178,896
Total equity compensation plans approved by security holders	3,184,181		6,485,732

Equity compensation plans not approved by security holders(1)	120,000	$6.45	—

(1) The Compensation Committee of our Board of Directors approved an inducement grant to our Chief Business Officer as an inducement material to entering into employment with the Company pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules. The inducement grant consists of a stock option to purchase up to 120,000 shares of our common stock with a per share exercise price or $6.45, which was the adjusted closing price of our common stock on the October 3, 2016 grant date. The inducement grant vests over four years, with 25% of the underlying shares vesting on the first anniversary of the date of grant, and the remaining shares will vest monthly thereafter, at the rate of 1/48th of the shares subject to the option, until fully vested.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Compensation Committee reviews and recommends the compensation of non-employee directors to the Board of Directors on an annual basis. The following table summarizes the compensation earned by or paid to each of the non-employee directors in 2017:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Bruce L.A. Carter, Ph.D.	57,813	25,907	83,720
Henry J. Fuchs, M.D.	52,500	25,907	78,407
Michael Grey	51,250	25,907	77,157
Craig Johnson	60,000	25,907	85,907
Rodney W. Lappe, Ph.D.	68,750	57,156	125,906
Neil A. Reisman, CPA, J.D.(2)	20,989	73,958	94,947

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not reflect the actual economic value that will be realized by the non-employee directors upon the vesting of the stock options, the exercise of the stock options, or the sale of the shares of common stock underlying such stock options.

(2)	The total fees earned by Mr. Reisman during 2017 were paid to Tavistock Foundation Inc., a charitable organization which is affiliated with Boxer Capital.

Effective January 1, 2016, the Compensation Committee approved changes to the cash retainer element and equity compensation based upon a compensation assessment conducted by Radford. The following table summarizes the current annual compensation for non-employee directors, pursuant to our amended and restated non-employee director compensation policy:

Cash Compensation		Stock-Based Compensation
Board of Directors annual retainer	$40,000	Number of shares underlying stock options granted upon joining the Board	25,000
Incremental annual retainer for the Chairman	$25,000	Number of shares underlying stock options granted annually to all directors (1)	10,000
		Incremental annual number of shares underlying stock options granted annually for the Chairman(1)	5,000
Committee Chair annual retainer
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$7,500
Committee member annual retainer
Audit	$7,500
Compensation	$5,000
Nominating and Corporate Governance	$3,750

(1) Effective January 18, 2018, the annual option grant to our non-employee directors occurs each fiscal year on the earlier to occur of (i) the grant of annual equity awards to the Company's executive officers or (ii) the date of the Mirati annual stockholder meeting.

The stock options granted upon joining the Board vests in a series of 36 substantially equal monthly installments after the date of grant, and the stock options granted upon re-election to serve on the Board vests in 12 substantially equal monthly installments after the date of grant. Director's fees are prorated to the date the director is appointed or elected. In addition, directors are reimbursed for all reasonable and documented travel-related expenses incurred by them in order to attend Board of Directors and committee meetings, subject to our travel policy.
Limitation of Liability and Indemnification
Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	transaction from which the directors derived an improper personal benefit.
Our amended and restated certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. These limitations also do not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a directors' and officers' liability insurance policy.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions since January 1, 2017 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under "Executive and Director Compensation."
Participation in Offerings
In January 2017, the Company sold 5,002,702 shares of our common stock at a public offering price of $5.60 per share and sold warrants to purchase up to 7,258,263 shares of our common stock at a public offering price of $5.599 per warrant share. The public offering price for the warrants were equal to the public offering price of the common stock, less the $0.001 per share exercise price of each warrant. The following table sets forth the number of shares of common stock purchased by holders of more than 5% of our common stock or entities affiliated with them, directors and entities affiliated with certain of our directors:

Name	Shares Of Common Stock	Purchase Price
Tavistock Life Sciences, LLC(1)	868,033	$5.60
Broadfin Capital	850,000	$5.60
venBio Select Advisor LLC	850,000	$5.60

(1) Tavistock Life Sciences, LLC ("Tavistock") is affiliated with Boxer Capital. As part of the offering, Tavistock also purchased 7,258,263 pre-funded common stock warrants at a public offering price of $5.599 per warrant share which allow them to purchase up to 7,258,263 shares of our common stock at an exercise price of $0.001 per warrant share.

In November 2017, the Company sold 2,938,986 shares of our common stock at a public offering price of $13.00 per share and sold warrants to purchase up to 4,137,999 shares of our common stock at a public offering price of $12.999 per warrant share. The public offering price for the warrants were equal to the public offering price of the common stock, less the $0.001 per share exercise price of each warrant. The following table sets forth the number of shares of common stock purchased by holders of more than 5% of our common stock or entities affiliated with them, directors and entities affiliated with certain of our directors:

Name	Shares of Common Stock	Purchase Price
Tavistock Life Sciences, LLC(1)	400,000	$13.00
Broadfin Capital	250,000	$13.00
venBio Select Advisor LLC	650,000	$13.00

(1) Tavistock is affiliated with Boxer Capital. As part of the offering, Tavistock also purchased 2,214,923 pre-funded common stock warrants at a public offering price of $12.999 per warrant share which allow them to purchase up to 2,214,923 shares of our common stock at an exercise price of $0.001 per warrant share.

(2) Baker Bros. Advisors, LLC purchased 1,923,076 pre-funded common stock warrants at a public offering price of $12.999 per warrant share which allow them to purchase up to 1,923,076 shares of our common stock at an exercise price of $0.001 per warrant share.

Related Party Transaction
On January 7, 2018, the Company and BeiGene, Ltd. (“BeiGene”) entered into a Collaboration and License Agreement (the “Agreement”), under which the Company and BeiGene agreed to collaboratively develop sitravatinib in Asia (excluding Japan and certain other countries), Australia and New Zealand (the “Licensed Territory”). The transaction was deemed a related party transaction because of Baker Bros.' equity ownership in BeiGene. Under the Agreement, Mirati granted BeiGene an exclusive license to develop, manufacture and commercialize sitravatinib in the Licensed Territory, with Mirati retaining exclusive rights for the development, manufacturing and commercialization of sitravatinib outside the Licensed Territory.
As consideration for the rights granted to BeiGene under the Agreement, BeiGene agreed to pay to Mirati an upfront fee of $10.0 million. BeiGene is also required to make milestone payments to Mirati of up to an aggregate of $123.0 million upon the first achievement of specified clinical, regulatory and sales milestones. The Agreement additionally provides that BeiGene is obligated to pay to Mirati royalties at tiered percentage rates ranging from mid-single digits to twenty percent on annual net sales of licensed products in the Licensed Territory, subject to reduction under specified circumstances.
The Agreement will terminate upon the expiration of the last royalty term for the licensed products, which is the latest of (i) the date of expiration of the last valid patent claim related to the licensed products under the Agreement, (ii) 10 years after the first commercial sale of a licensed product and (iii) the expiration of any regulatory exclusivity as to a licensed product. BeiGene may terminate the Agreement at any time by providing 60 days’ prior written notice to Mirati. Either party may terminate the Agreement upon a material breach by the other party that remains uncured following 60 days after the date of written notice of such breach or upon certain bankruptcy events. In addition, Mirati may terminate the Agreement upon written notice to BeiGene under specified circumstances if BeiGene challenges the licensed patent rights.
Employment Arrangements
We currently maintain written employment agreements with several of our Named Executive Officers, as described in "Executive Compensation."
Stock Options Granted to Executive Officers and Directors
We have granted stock options to our executive officers and directors, as more fully described in "Executive Compensation."
Indemnification Agreements
We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers, as described in "Executive Compensation—Limitation of Liability and Indemnification."
Director Affiliations With Our Principal Stockholders
Some of our directors that served during 2017 are affiliated with our principal stockholders as indicated in the table below:

Director	Affiliation
Rodney W. Lappe, Ph.D.	Boxer Capital, LLC
Neil A. Reisman, CPA, J.D.	Boxer Capital, LLC
Board Observer and Nomination Rights
As long as Boxer Capital beneficially owns at least 10% of our issued and outstanding shares of common stock, calculated on a partially diluted basis (assuming only the exercise of any convertible securities or rights to acquire shares of common stock of such stockholders), or Baker Bros. beneficially owns at least 3,000,000 shares of our common stock, then Baker Bros. and Boxer Capital, as the case may be, has the right to appoint an observer to the Board of Directors. Each observer has the right to receive notice of and attend the meetings of the Board of Directors, and has the right to address the Board of Directors at any of its meetings, but does not have any right to vote at any meeting of the Board of Directors.
In addition to appointing an observer, as long as Boxer Capital owns at least 10% of the issued and outstanding shares of common stock, calculated on a partially diluted basis (assuming only the exercise of any convertible securities or rights to acquire shares of common stock of such stockholders), or so long as Baker Bros. beneficially owns at least (a) 3,000,000 shares of our common stock and (b) 8% of our outstanding shares of common stock, then Baker Bros. and Boxer Capital, as the case may be, has the right, but not the obligation, to nominate one person to the Board of Directors. We are required to include each of Baker Bros.' and Boxer Capital's director nominees in our proposed slate of directors at each annual or special (if applicable) meeting and recommend that stockholders vote in favor of such nominee. Neil A. Reisman, CPA, J.D. is Boxer Capital's director nominee.
Policies and Procedures for Transactions with Related Persons
We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of "related-person transactions." For purposes of our policy only, a "related-person transaction" is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are, were or will be participants involving an amount that exceeds $120,000.
Transactions involving compensation for services provided to us by an employee, consultant or director will not be considered related-person transactions under this policy. A "related person" as determined since the beginning of our last fiscal year is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our Audit Committee or other independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us of the transaction;

•	the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.
In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. Our policy requires that, in reviewing a related party transaction, our Audit Committee must consider, in light of known circumstances, and determine in the good faith exercise of its discretion whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our current or former executive officers serves as a member of our Compensation Committee. None of our officers serves, or has served during the last completed fiscal year on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Mirati Therapeutics, Inc. stockholders will be "householding" our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Mirati Therapeutics, Inc. Direct your written request to Mirati Therapeutics, Inc., Attn: Investor Relations, 9393 Towne Centre Drive, Suite 200, San Diego, CA 92121 or contact Chris LeMasters, Chief Business Officer at (858) 332-3410. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Perry C. Johnston Secretary
April 20, 2018

MIRATI THERAPEUTICS INC
9393 TOWNE CENTER DRIVE
SUITE 200
SAN DIEGO, CA 92121

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MRTX2018**
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84657-P62063

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

MIRATI THERAPEUTICS INC
The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐	______________________

Nominees:
01) Charles M. Baum
02) Bruce L.A. Carter
03) Henry J. Fuchs
04) Michael Grey
05) Craig Johnson
06) Rodney W. Lappe
07) Neil A. Reisman

The Board of Directors recommends you vote FOR proposal 2.

NOTE: To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M84658-P62063

MIRATI THERAPEUTICS INC
Annual Meeting of Stockholders
May 16, 2018 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Charles M. Baum and Perry C. Johnston, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MIRATI THERAPEUTICS INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 AM, PDT on May 16, 2018, at www.virtualshareholdermeeting.com/MRTX2018, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side